Exhibit 10.2

February 28, 2011

Paul W. Taylor
Guaranty Bancorp

1331 Seventeenth Street
Denver, Colorado 80202

Dear Mr. Taylor:

The purpose of this letter is to confirm the following arrangements that you and we have discussed in connection with the recent announcement of Daniel M. Quinn’s intention to resign as of the date of the 2011 Annual Meeting of Stockholders of Guaranty Bancorp (the “Company”) and the Company’s intention to search for a CEO to replace Mr. Quinn. It is important as we embark upon this process to retain the services of those people we believe are critical to our future success.

Your services and contribution to the Company are highly valued.  As a result, we have decided to offer you a retention bonus because we believe you are an important part of the Company’s future success.  This letter sets forth the terms upon which the Company shall make such a bonus payment to you.

1.     Executive Cash Incentive Plan Bonus Payment

Pursuant to the Company’s Executive Cash Incentive Plan and as an inducement for you to remain in your position of Executive Vice President, Chief Financial and Operating Officer and Secretary of the Company and Guaranty Bank and Trust Company through December 31, 2011, upon execution of this letter, the Company shall pay you a bonus in a lump sum amount, in cash, equal to one hundred and eight thousand dollars ($108,000), less applicable withholdings, on the first regularly scheduled payroll date following the date of this letter (the “Bonus”).

However, you agree to repay 100% of the Bonus, less any unrecoverable taxes or other withholdings imposed on the Bonus, (1) within thirty (30) days following termination of employment with the Company if you choose to terminate your employment prior to December 31, 2011 or (2) if any necessary regulatory non-objections or approvals are not obtained pursuant to Section 2 below.  The Company agrees to initiate the process to obtain any necessary non-objections or regulatory approvals no later than seven days following signature by you of this Agreement.

2.     Regulatory Notice, Non-Objection or Approval

Notwithstanding the terms and conditions of this letter, the payment and other arrangements in this letter are subject to any required notice, non-objection or approval of the Company’s and the Bank’s regulators.

3.     Section 409A

This letter is intended to comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and the Treasury Regulations promulgated thereunder (“Section 409A”) and shall be construed accordingly.  It is intended that payments payable to you under this letter not be subject to the additional tax or interest imposed pursuant to Section 409A.  To the extent such potential payments are or could become subject to Section 409A, we shall cooperate to amend this letter with the goal of giving you the economic benefits described herein in a manner that does not result in such tax or interest being imposed.  Notwithstanding anything in this letter to the contrary, the following provisions shall apply.

Any payment to which you are entitled under this letter is intended to be a “short-term deferral” within the meaning of Treasury Regulation Section 1.409A-1(b)(4).  Any payment to you under this letter shall be paid to you no later than March 15, 2012.

To the maximum extent permitted by Section 409A, (i) each payment to which you are entitled under this letter shall constitute a separate payment and (ii) each payment that is a short-term deferral or that is otherwise exempt from Section 409A shall be a separately identified and determinable amount for purposes of Section 409A.

No payment to be made under this letter shall be made at a time earlier than that provided for in this letter unless such payment is (i) an acceleration of payment permitted to be made under Treasury Regulation Section 1.409A-3(j)(4) or (ii) a payment that would otherwise not be subject to additional taxes and interest under Section 409A.

4.     Miscellaneous.

Nothing contained in this letter shall (i) confer upon you any right to continue in the employ of the Company or any of its subsidiaries, (ii) constitute any contract or agreement of employment, (iii) interfere in any way with the right of the Company or any of its subsidiaries to terminate your employment at any time, with or without cause, or (iv) affect in any way your rights under any other plan or agreement with the Company or any of its subsidiaries, including, without limitation, any severance agreement. Bonuses paid under this letter shall not be taken into account to increase any benefits provided, or continue coverage, under any other plan, program, policy or arrangement of the Company or its subsidiaries, except as otherwise expressly provided in such other plan, program, policy or arrangement.

This letter shall be construed, interpreted and the rights of the parties determined in accordance with the laws of the State of Colorado (without regard to the conflicts of laws principles thereof) and applicable federal law.  The invalidity or unenforceability of any provision of this letter shall not affect the validity or enforceability of any other provision of the Letter, which shall remain in full force and effect.

In case anyone or more of the provisions contained in this letter shall for any reason be held to be invalid, illegal, or unenforceable in any other respect, such invalidity, illegality or unenforceability shall not affect any other provision of this letter. This letter shall be construed as if such invalid, illegal or unenforceable provision had never been a part of this letter and there shall be deemed substituted therefore such other provision as will most nearly accomplish the intent of the parties to the extent permitted by applicable law.

This letter may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which shall together constitute one in the same agreement.

*                 *                 *

If this letter properly sets forth our understanding, please sign both copies, keep one copy for your records and return one to me.

Very truly yours,

GUARANTY BANCORP

	By:	/s/ Albert C. Yates
	Name:	Albert C. Yates
	Title:	Chair, Compensation, Nominating and Governance Committee

Accepted and agreed:

/s/ Paul W. Taylor
Paul W. Taylor